Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

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Avista Corp. Reports Strong Earnings in the First Quarter of 2006

SPOKANE, Wash. – May 3, 2006, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income of $31.6 million, or $0.64 per diluted share, for the first quarter of 2006, a significant increase as compared to net income of $10.2 million, or $0.21 per diluted share, for the first quarter of 2005.

“We had a strong first quarter due to increased net income for Avista Utilities, the continued trend of earnings growth from Avista Advantage and the return to positive results for Avista Energy,” said Avista Chairman, President and Chief Executive Officer Gary G. Ely. “After generally earning below our authorized return for the past several years in our utility operations, we are currently earning close to our authorized return of approximately 9 percent,” Ely added.

Results for the first quarter of 2006 as compared to the first quarter of 2005:

($ in thousands, except per-share data)	Q1 2006	Q1 2005
Operating Revenues	$499,202	$362,664
Income from Operations	$70,938	$38,183
Net Income	$31,572	$10,189
Net Income (Loss) by Business Segment:
Avista Utilities	$26,172	$18,986
Energy Marketing & Resource Management	$5,046	$(8,358)
Avista Advantage	$1,427	$808
Other	$(1,073)	$(1,247)
Contribution to earnings per diluted share by Business Segment:
Avista Utilities	$0.53	$0.39
Energy Marketing & Resource Management	$0.10	$(0.17)
Avista Advantage	$0.03	$0.02
Other	$(0.02)	$(0.03)
Total earnings per diluted share	$0.64	$0.21

First Quarter 2006 Highlights

Avista Utilities: The increase in Avista Utilities’ net income for the first quarter of 2006 as compared to the first quarter of 2005 was due to several factors. Most significantly, electric resource costs were lower than the amount included in base retail rates. Electric resource costs were lower as a result of improved hydroelectric generation from higher than normal precipitation and warmer than normal temperatures during the first quarter of 2006, as well as the impact of fuel costs that were lower than expected. This resulted in Avista Utilities recognizing a benefit of $5.2 million under the Washington Energy Recovery Mechanism (ERM) deadband in the first quarter of 2006 as compared to expensing $0.2 million under the ERM deadband in the first quarter of 2005. It is important to note that if the ERM deadband is reduced or eliminated later in 2006 through the pending filing with the Washington Utilities and Transportation Commission (WUTC), a portion of the benefit received during the first quarter of 2006 could be reversed resulting in a reduction to earnings.

In the December 2005 Washington general rate case order, Avista Utilities was directed to make a filing with the WUTC to allow further review of the ERM. In January 2006, the company made a filing with the WUTC proposing that the ERM be continued for an indefinite period of time and that the annual $9 million deadband be eliminated. The company’s goal is to modify the ERM to reduce the volatility of Avista’s earnings resulting from variations in hydroelectric generation and prices for fuel and purchased power. The current procedural schedule set by the WUTC would allow for an order on any changes to the ERM (including any changes to the deadband) to be issued in late July or in August 2006. The WUTC has previously stated that any changes to the ERM would be effective for the full year (beginning January 1, 2006).

Also contributing to the increase in net income was customer growth that was consistent with expectations, the general rate increase implemented in Washington on Jan. 1, 2006, and the sale of claims against Enron Corporation and certain of its affiliates.

During the first quarter of 2006, Avista Utilities made good progress in reducing its power and natural gas deferrals by $17.5 million. As of March 31, 2006, deferred power costs were $95.3 million and deferred natural gas costs were $34.8 million.

Avista is currently forecasting hydroelectric generation to be 104 percent of normal in 2006. This forecast may be revised based on precipitation, temperatures and other variables during the year.

Energy Marketing and Resource Management: This business segment had net income for the first quarter of 2006 as compared to a net loss for the first quarter of 2005. The improved results were primarily due to Avista Energy’s asset management activities and positive results from its natural gas end-user business and natural gas trading.

The improved results were also due to the difference between the economic management and the required accounting for certain contracts and physical assets under the management of Avista Energy. The operations of Avista Energy are managed on an economic basis, reflecting contracts and assets under management at estimated market value, consistent with industry practices, which is different from the required accounting for certain contracts and physical assets under management. These differences primarily relate to Avista Energy’s management of natural gas inventory and its control of natural gas-fired generation through a power purchase agreement, as well as certain other agreements. These differences had a $2.6 million after-tax positive effect on results for the first quarter of 2006 compared to a $6.1 million after-tax negative effect on results for the first quarter of 2005.

A significant portion of the $2.6 million difference between the economic management and the required accounting for certain contracts and physical assets under management for the first quarter of 2006 is expected to reverse in future periods when the contracts are settled or realized. This difference could also increase or decrease due to changes in forward market prices. Part of this reversal is expected to occur during the second quarter of 2006, which would reduce earnings in what is typically a weak earnings quarter for Avista Energy.

Avista Advantage: The improvement at Avista Advantage for the first quarter of 2006 as compared to the first quarter of 2005 was primarily due to an increase in operating revenues from customer growth. Avista Advantage’s revenues increased by 25 percent for the first quarter of 2006, as compared to the first quarter of 2005, while the average cost of processing a bill decreased by 2 percent for the same period. Avista Advantage has over 350 clients representing approximately 182,000 billed sites in North America.

Other Business Segment: The net loss in the Other business segment was less for the first quarter of 2006 as compared to the first quarter of 2005, primarily due to the improved performance of Advanced Manufacturing and Development (doing business as METALfx).

Liquidity and Capital Resources: Total debt outstanding decreased approximately $40 million in the first quarter of 2006 primarily due to operating cash flows in excess of utility capital expenditures, dividends and other funding requirements. Utility capital expenditures totaled approximately $30 million for the first quarter of 2006.

Avista’s utility capital budget is approximately $160 million for 2006, which includes the continued enhancement of Avista Utilities’ transmission system and upgrades to generating facilities. Avista Utilities is committed to investment in its generation, transmission and distribution systems with a focus on increasing capacity and continuing to provide reliable service to its customers.

On April 6, 2006, Avista Corp. amended its committed line of credit agreement, which was originally entered into on Dec. 17, 2004. The amended line of credit captures lower bank fees and borrowing costs. Amendments to the committed line of credit include a reduction in the total amount of the facility to $320 million from $350 million and an extension of the expiration date to April 5, 2011, from Dec. 16, 2009. Avista Corp. chose to reduce the facility based on forecasted liquidity needs. As of March 31, 2006, Avista Corp. had $23 million outstanding on its committed line of credit. In March 2006, the company renewed its accounts receivable sales financing facility for an additional year, under which the company can sell up to $85 million of its accounts receivable.

Potential Holding Company Formation: In February 2006, the board of directors of Avista Corp. made the decision to ask shareholders to approve a change in the company’s organization, which would result in the formation of a holding company.

The proposed holding company would become the parent to the regulated utility, Avista Utilities, and to Avista Capital, which is the parent to the company’s non-utility subsidiaries. The proposal for the formation of a holding company is described in the Proxy Statement-Prospectus distributed to Avista Corp. shareholders in connection with the annual meeting of shareholders to be held on May 11, 2006. Avista Corp. received approval from the Federal Energy Regulatory Commission on April 18, 2006, (conditioned on approval by the state regulatory agencies) and has filed for approval from the utility regulators in Washington, Idaho, Oregon and Montana, conditioned on approval by shareholders. If shareholders approve the proposal, and if state regulatory approvals are received, the holding company organization could be implemented during the second half of 2006.

Earnings Guidance and Outlook

For 2006, Avista Corp. is confirming its guidance for consolidated earnings to be in the range of $1.30 to $1.45 per diluted share. The company expects Avista Utilities to contribute in the range of $1.00 to $1.15 per diluted share for 2006. The outlook for the utility assumes, among other variables, near normal weather, temperatures and hydroelectric generation. The 2006 outlook for the Energy Marketing and Resource Management segment is a contribution range of $0.20 to $0.30 per diluted share, excluding any positive or negative effects related to the required accounting for certain contracts and physical assets under management. The company expects Avista Advantage to contribute in a range of $0.10 to $0.12 per diluted share and the Other business segment to lose $0.05 per diluted share.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 338,000 electric and 297,000 natural gas customers in three Western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

NOTE: Avista Corp. will host a conference call on May 3, 2006, at 10:30 a.m. EDT to discuss this report with financial analysts. Investors, news media and other interested parties may listen to the simultaneous webcast of this conference call. To register for the webcast, please go to www.avistacorp.com.

A replay of the conference call will be available until May 10, 2006. Call (888) 286-8010, passcode 90726018 to listen to the replay. The webcast will be archived at www.avistacorp.com for one year.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding the company’s current expectations for future financial performance and cash flows, capital expenditures, the company’s current plans or objectives for future operations, future hydroelectric generation projections and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control and many of which could have significant impact on the company’s operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from the those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in wholesale energy prices that can affect, among other things, cash requirements to purchase electricity and natural gas for retail customers, as well as the market value of derivative assets and liabilities and unrealized gains and losses; volatility and illiquidity in wholesale energy markets, including the availability and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting the ability of the company to recover its costs and/or earn a reasonable return; the outcome of pending regulatory and legal proceedings arising out of the “Western energy crisis” of 2001 and 2002, and including possible retroactive price caps and resulting refunds; changes in the utility regulatory environment in the individual states and provinces in which the company operates as well as the United States and Canada in general; the outcome of legal proceedings and other contingencies concerning the company or affecting directly or indirectly its operations; the potential effects of any legislation or administrative rulemaking passed into law, including the Energy Policy Act of 2005 which was passed into law in August 2005; the effect from the potential formation of a Regional Transmission Organization; wholesale and retail competition; changes in global energy markets; the ability to relicense the Spokane River Project at a cost-effective level with reasonable terms and conditions; unplanned outages at any company-owned generating facilities; unanticipated delays or changes in construction costs with respect to present or prospective facilities; natural disasters that can disrupt energy delivery as well as the availability and costs of materials and supplies and support services; blackouts or large disruptions of transmission systems; the potential for future terrorist attacks, particularly with respect to utility plant assets; changes in the long-term climate of the Pacific Northwest; changes in future economic conditions in the company’s service territory and the United States in general; changes in industrial, commercial and residential growth and demographic patterns in the company’s service territory; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which the company purchases and/or sells capacity or energy; changes in the creditworthiness of customers and energy trading counterparties; the company’s ability to obtain financing through the issuance of debt and/or equity securities; the effect of any potential change in the company’s credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets with respect to the company’s pension plan; increasing health care costs and the resulting effect on health insurance premiums paid for employees and on the obligation to provide postretirement health care benefits; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as the ability to recruit and retain employees; changes in rapidly advancing technologies, possibly making some of the current technology quickly obsolete; changes in tax rates and/or policies; and changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	First Quarter
	2006	2005
Operating revenues	$499,202	$362,664

Operating expenses:
Resource costs	321,732	222,157
Other operating expenses	62,038	59,329
Depreciation and amortization	22,428	22,706
Utility taxes other than income taxes	22,066	20,289

Total operating expenses	428,264	324,481

Income from operations	70,938	38,183

Other income (expense):
Interest expense, net of capitalized interest	(23,324)	(22,986)
Other income - net	2,475	1,822

Total other income (expense) - net	(20,849)	(21,164)

Income before income taxes	50,089	17,019
Income taxes	18,517	6,830

Net income	$31,572	$10,189

Weighted-average common shares outstanding (thousands), basic	48,795	48,478
Weighted-average common shares outstanding (thousands), diluted	49,305	48,901
Total earnings per common share, basic	$0.65	$0.21

Total earnings per common share, diluted	$0.64	$0.21

Dividends paid per common share	$0.140	$0.135

Issued May 3, 2006

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	March 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$71,090	$25,917
Restricted cash	23,761	25,634
Accounts and notes receivable	347,578	502,947
Current energy commodity derivative assets	579,406	918,609
Other current assets	242,220	297,261
Total net utility property	2,128,602	2,126,417
Non-utility properties and investments-net	58,189	77,731
Non-current energy commodity derivative assets	409,132	511,280
Other property and investments-net	61,251	61,944
Regulatory assets for deferred income taxes	109,969	114,109
Other regulatory assets	28,489	26,660
Non-current utility energy commodity derivative assets	51,431	46,731
Power and natural gas deferrals	130,120	147,622
Unamortized debt expense	46,682	48,522
Other deferred charges	18,517	17,110

Total Assets	$4,306,437	$4,948,494

Liabilities and Stockholders’ Equity
Accounts payable	$336,323	$511,427
Current energy commodity derivative liabilities	547,720	906,794
Current portion of long-term debt	201,476	39,524
Short-term borrowings	23,490	63,494
Other current liabilities	204,658	208,649
Long-term debt	827,598	989,990
Long-term debt to affiliated trusts	113,403	113,403
Preferred stock (subject to mandatory redemption)	26,250	26,250
Non-current energy commodity derivative liabilities	398,032	488,644
Regulatory liability for utility plant retirement costs	189,291	186,635
Deferred income taxes	481,531	488,934
Other non-current liabilities and deferred credits	149,761	153,622

Total Liabilities	3,499,533	4,177,366

Common stock - net (48,885,732 and 48,593,139 outstanding shares)	626,660	620,598
Retained earnings and accumulated other comprehensive loss	180,244	150,530

Total Stockholders’ Equity	806,904	771,128

Total Liabilities and Stockholders’ Equity	$4,306,437	$4,948,494

Issued May 3, 2006

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	First Quarter
	2006	2005
Avista Utilities
Retail electric revenues	$145,394	$135,847
Retail kWh sales (in millions)	2,292	2,251
Retail electric customers at end of period	339,281	331,976
Wholesale electric revenues	$39,152	$27,734
Wholesale kWh sales (in millions)	474	498
Sales of fuel	$30,937	$9,647
Other electric revenues	$6,525	$3,818
Retail natural gas revenues	$166,961	$139,194
Wholesale natural gas revenues	$31,215	$114
Transportation and other natural gas revenues	$3,106	$3,362
Total therms delivered (in thousands)	221,623	183,081
Retail natural gas customers at end of period	298,765	308,820
Income from operations (pre-tax)	$62,912	$51,605
Net income	$26,172	$18,986
Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$11,415	$(8,584)
Realized gross margin	$5,275	$8,928
Unrealized gross margin	$6,140	$(17,512)
Income (loss) from operations (pre-tax)	$6,320	$(13,809)
Net income (loss)	$5,046	$(8,358)
Electric sales (millions of kWhs)	6,979	6,768
Natural gas sales (thousands of dekatherms)	50,162	54,895
Avista Advantage
Revenues	$9,076	$7,240
Income from operations (pre-tax)	$2,398	$1,479
Net income	$1,427	$808
Other
Revenues	$5,294	$3,848
Loss from operations (pre-tax)	$(692)	$(1,092)
Net loss	$(1,073)	$(1,247)

Issued May 3, 2006